Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-71683 of Bank of Commerce Holdings (formerly Redding Bancorp) on Form S-8 of our report dated February 24, 2004 (February 24, 2005 as to the effects of the stock split described in Note 2), appearing in this Annual Report on Form 10-K of Bank of Commerce Holdings for the year ended December 31, 2004.

San Francisco, California
March 4, 2005

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